                                                                    Exhibit 10.2



                                    AGREEMENT

         This Agreement is made and entered into as of the 11th day of September, 1998, by and between Eric B. Gordon (hereinafter referred to as "Mr. Gordon") residing at 2 Charles Davis Drive, Wenham, Massachusetts, and ArQule, Inc. (hereinafter referred to as "ArQule" or the "Company"), a Delaware corporation having a principal place of business at 200 Boston Avenue, Medford, Massachusetts.

         1. DEFINITIONS. As used in this Agreement, any reference to "ArQule" shall at all times unless otherwise specified include, and this Agreement shall cover, ArQule, Inc., its predecessors and successors, all of its past, present and future shareholders, directors, officers, employees, investors, representatives, attorneys, agents, and assigns, in their respective capacities as such and all of its affiliates, subsidiaries, parent or controlling corporations, and their affiliates and subsidiaries; and any reference to "Mr. Gordon" shall at all times unless otherwise specified include his attorneys, heirs, administrators, representatives, executors, legatees, successors, agents and assigns.

         2. EMPLOYMENT. Mr. Gordon shall resign as President and Chief Executive Officer effective on such date as the Board of Directors of the Company may request. Subsequent to such resignation, Mr. Gordon shall remain an employee of ArQule at his current salary and benefit level until his resignation as an employee is requested by the Board which shall be no earlier than January 11, 1999; provided however, the Board of Directors may terminate Mr. Gordon at any time for Cause as such term is defined in Mr. Gordon's employment agreement with ArQule dated May 31, 1996 (the "Employment Agreement"); provided further that Mr. Gordon shall not be obligated to remain as an employee of ArQule after January 11, 1999. Such period of time prior to Mr. Gordon's resignation or termination is to be referred to as the "Transition Period". In accordance with ArQule's current practice, as part of Mr. Gordon's current salary, Mr. Gordon may receive certain bonuses which the Compensation Committee of the Company determines he has earned by the achievement of certain corporate and individual objectives in the 1998 Incentive Plan. During the Transition Period, Mr. Gordon shall report to the Board of Directors and shall undertake the duties and responsibilities requested of him by the Board of Directors. Upon termination of Mr. Gordon's employment hereunder, the Company shall (i) pay Mr. Gordon a lump sum amount equal to twelve months of Mr. Gordon's base salary (less usual taxes and withholding) less an amount equal to Mr. Gordon's daily base salary rate multiplied by the number of days between Mr. Gordon's resignation as President and Chief Executive Officer and the end of the Transition Period and (ii) provide Mr. Gordon with the benefits currently received by him in accordance with the terms of such benefit plans for a period of twelve months or until Mr. Gordon commences other employment. ArQule and Mr. Gordon hereby agree that if a new President and Chief Executive Officer has not been hired by ArQule by January 11, 1999, both parties have the option to negotiate the continuation of Mr. Gordon's services.

         3. BOARD OF DIRECTORS. During the Transition Period, Mr. Gordon will remain a member of the Board of Directors. Upon termination of the Transition Period, Mr. Gordon will remain on the Board of Directors, although he agrees to resign immediately if requested to do so by a majority of the Board of Directors. If Mr. Gordon remains a director of the Company after the Company's 1999 Annual Meeting of Stockholders, then Mr. Gordon shall receive the standard compensation and benefits paid to other non-employee directors.

         4. STOCK OPTIONS: Mr. Gordon has 235,103 options exercisable at $0.80 per share which have vested as of August 13, 1998. Mr. Gordon may exercise those options subject to the terms under which they were granted, including the requirement that the options be exercised within three months of the termination of Mr. Gordon's employment.

                  As of August 13, 1998 Mr. Gordon will have 193,717 unvested options exercisable at $0.80 per share. These options will vest according to the schedule set forth in Exhibit A, which shall not be later than the end of the Transition Period. New stock option certificates representing the incentive stock options and the nonstatutory stock options as set forth in Exhibit A attached hereto to purchase a total of 193,717 shares of the Company's Common Stock, with the vesting schedules in accordance with Exhibit A, will be promptly issued to Mr. Gordon following the execution of this Agreement. Mr. Gordon may exercise those options subject to the terms under which they were granted, including the requirement that the options be exercised within three months of the termination of Mr. Gordon's employment.

         5. LOAN FORGIVENESS. Mr. Gordon owes the Company a loan principal amount of $166,667 plus interest. As additional consideration, the Company shall forgive $166,667 plus any accrued interest on January 11, 2000; provided, however, Mr. Gordon shall pay to the Company the loan principal amount of $166,667, plus interest, if (i) prior to January 11, 2000, Mr. Gordon breaches this Agreement or the Employment Agreement or (ii) no later than January 8, 2000, Mr. Gordon has not delivered to ArQule a check for the withholding taxes due on the forgiveness of $166,667 plus interest in an amount set forth in a notice sent by the Company to Mr. Gordon no later than January 1, 2000. In order to promptly notify Mr. Gordon pursuant to this section, Mr. Gordon further agrees to notify ArQule if prior to January 11, 2000 he changes his residence.

         6. REFERENCE. The Company will provide Mr. Gordon with a positive verbal and/or written reference upon specific request.

         7. MUTUAL GENERAL RELEASE. Effective as of the end of the Transition Period, Mr. Gordon and the Company fully, forever, irrevocably and unconditionally release, remise, and discharge each other from any and all manner of claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, dues, sums of money, costs, losses, accounts, reckonings, covenants, contracts, controversies, agreements, promises, leases, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys' fees and costs), of every kind and nature whatsoever, whether known or unknown, either at law, in equity, or mixed, which each ever had, nor has, or can, shall, or may have against the other, by reason of, on account of, or arising out of any matter or thing which has happened, developed, or occurred before the termination of the Transition Period (collectively referred to as "Claims") including, but not in limitation of the foregoing general terms, any Claims, asserted or unasserted, arising from his employment with or separation from ArQule, and specifically including any Claims under any federal or state labor, employment or discrimination laws, including but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Fair Labor Standards Act of 1938, as amended, the Americans with

Disabilities Act of 1992, Chapter 151B of the Massachusetts General Laws, Sections 24A-24J of Chapter 149 of the Massachusetts General Laws, the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Law, or at common law, except that this release shall not apply to any Claims with respect to the obligations or agreements of the parties under this Agreement and except that this release also shall not apply to any Claims by Mr. Gordon for indemnification pursuant to the Company's Amended and Restated Certificate of Incorporation or its By-Laws, a copy of which is attached to this Agreement. It is expressly agreed and understood that this release is a General Release, subject to the exceptions stated above. In addition, and not in limitation of the foregoing, effective as of the end of the Transition Period, Mr. Gordon forever releases and discharges ArQule from any liability or obligation to reinstate or reemploy him in any capacity.

         8. ANNOUNCEMENT. The Company, after notice and an opportunity to review by Mr. Gordon, will announce that Mr. Gordon is stepping down from duties as President and Chief Executive Officer to pursue other opportunities. Mr. Gordon will also be given an opportunity to review the announcement to be made upon the appointment of his successor.

         9. COMPANY PROPERTY. At the end of the Transition Period, Mr. Gordon will immediately return to ArQule all documents; reports; files; memoranda; records; software; credit cards; door and file keys; computer access codes; disks and instructional manuals; and any and all other Company property that Mr. Gordon received, prepared or helped prepare in connection with his employment with ArQule, and Mr. Gordon will not retain any copies, duplicates, reproductions, or excerpts thereof, nor will he show or give any of the above which at any time was in his possession to any third party who is not an ArQule employee or consultant hired or employed by ArQule.

         10. NONDISPARAGEMENT. The parties, as defined above, agree not to make any negative or disparaging remarks about each other to any other party, including staff, executives, Board of Directors or industry or business contacts.

         11. (a) NONDISCLOSURE OF CONFIDENTIAL OR PROPRIETARY INFORMATION. Mr. Gordon continues to be bound by any and all agreements he has signed protecting the Company's confidential and proprietary information and agrees that all information, whether or not in writing, of a private, secret or confidential nature concerning the Company's business or financial affairs that is entitled to protection as confidential or proprietary information under applicable law (collectively, "Proprietary Information") shall be the exclusive property of the Company. By way of illustration but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, projects, plans, financial data, computer programs, research and development activities of the Company, product and marketing plans. Mr. Gordon further agrees that he shall not publish, disclose or otherwise make available to any third party, other than employees of the Company, any Proprietary Information except as expressly authorized in writing by the Company. Mr. Gordon may make such disclosures as required by law so long as he gives the Company reasonable notice and the opportunity to oppose the disclosure. Mr. Gordon expressly agrees not to use such Proprietary Information for his own benefit or for the benefit of any other person or business entity.

         (b) NON-COMPETITION. Notwithstanding Article 6 of the Employment Agreement, it is understood that Mr. Gordon will be free to work for any company, including a pharmaceutical company, whose principal activity is not the direct sale or licensing of combinatorial chemistry technology or combinatorial chemistry compounds similar to those sold or licensed by ArQule.

         12. LEGAL, FINANCIAL PLANNING, AND EMPLOYMENT SEARCH FEES. ArQule will reimburse Mr. Gordon up to $10,000 for attorneys' and financial planning fees relating to the review of this Agreement, compliance with the Employment Agreement, continuing SEC reporting and governance implications, and for other professional fees or expenses that Mr. Gordon might incur in connection with the termination of his employment or the search for new employment.

         13. BREACH. The parties agree that in the event one party breaches any part or parts of this Agreement, legal proceedings may be instituted against that party for breach of contract and each party may pursue all remedies available in law and equity.

         14. AMENDMENT. This Agreement shall be binding upon the parties, and may not be released, discharged, abandoned, supplemented, amended, changed, or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date, signed by a duly authorized officer or representative of each of the parties hereto.

         15. CONSTRUCTION. The terms of this Agreement are contractual in nature and not a mere recital. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. Captions herein are inserted for convenience, do not constitute a part of this Agreement, and shall not be admissible for the purpose of proving the intent of the parties. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and in pleading or proving any provision of this Agreement it shall not be necessary to produce more than one such counterpart.

         16. VALIDITY. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

         17. WAIVER. Waiver of any provision of this Agreement, in whole or in part, in any one instance shall not constitute a waiver of any other provision in the same instance, nor any waiver of the same provision in another instance, but each provision shall continue in full force and effect with respect to any other then-existing or subsequent breach.

         18. ENTIRE AGREEMENT. This Agreement and the Employment Agreement dated May 31, 1996 contain and constitute the entire understanding and agreement between the parties hereto respecting the subject matter thereof and supersede and cancel all previous negotiations, agreements, commitments, and writings in connection herewith except where expressly reaffirmed.

19. REPRESENTATIONS. Mr. Gordon and the Company affirm that the only consideration for signing this Agreement are the terms stated herein; that no other promises or agreements of any kind have been made to cause either to sign this Agreement; and that each fully understands the meaning and intent of this instrument. The Company represents that the individual signing this Agreement has authority to bind the Company.

         20. ACKNOWLEDGMENTS. Mr. Gordon states and represents that he has carefully read this Agreement, knows the contents hereof, freely and voluntarily assents to all the terms and conditions hereof, has had an opportunity to consult with and review this Agreement with an attorney of his choice, understands the final and binding effect of this Agreement, and signs the same as his own free act with the full intent of releasing ArQule from all claims to the extent provided in Section 7 above.

         Mr. Gordon further states that he understands that the General Release contained in Section 7 of this Agreement includes a release and waiver of any rights or claims he has or may have under the Age Discrimination in Employment Act of 1967, as amended. He acknowledges that he has been advised in writing to consult with an attorney prior to executing this Agreement, that he has been given a period of at least twenty-one (21) days within which to consider whether or not to sign this Agreement, that he has been given a period of at least seven
(7) days following his signing of this Agreement in which to revoke it, and that the Agreement shall not become effective or enforceable until the seven (7) day period has expired.


              [Remainder of this page is intentionally left blank]

         IN WITNESS WHEREOF, the parties have set their hands and seals to this Agreement as of the date written above.



                                     /s/ Eric B. Gordon
                                     -------------------------------------------
                                     Eric B. Gordon



                                     ARQULE, INC.



                                     By: /s/ James R. Fitzgerald, Jr.
                                         ---------------------------------------
                                         James R. Fitzgerald, Jr.
                                         Vice President, Chief Financial Officer

                                    EXHIBIT A

                      VESTING OF OPTION FOR 193,717 SHARES

   VESTING DATE             NUMBER OF SHARES           CLASSIFICATION
   ------------             ----------------           --------------

August 14, 1998                   28,142           Incentive Stock Options

January 11, 1999                  68,717           Incentive Stock Options

January 11, 1999                  56,283           Incentive Stock Options

January 11, 1999                  40,575           Non-qualifying Stock Options